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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COVANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2009
Notice of
Annual Meeting &
Proxy Statement

March 25, 2009

Dear Fellow Shareholder:

        You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Covance Inc., to be held at 8:00 a.m., local time, on Thursday, May 7, 2009, at The Canterbury Hotel, 123 South Illinois Street, Indianapolis, Indiana. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

        This Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

Sincerely,
Joseph L. Herring Chairman and Chief Executive Officer

COVANCE INC.

NOTICE OF 2009 ANNUAL MEETING
OF SHAREHOLDERS

        The 2009 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Thursday, May 7, 2009, at 8:00 a.m., local time, at The Canterbury Hotel, 123 South Illinois Street, Indianapolis, Indiana for the following purpose:

  1.
  To elect three members to the Company's Class III Board of Directors.

  2.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

  3.
  To vote on a shareholder proposal if properly presented at the meeting.

        Only shareholders of record at the close of business on March 16, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

        We hope you will attend the Annual Meeting in person. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders as of the record date who attend the meeting may vote their shares personally even if they previously have sent in a proxy card.

        An admission ticket and government-issued picture identification will be required to enter the meeting. All shareholders must have an admission ticket to attend the Annual Meeting. Shareholders may obtain the Annual Meeting ticket and directions to The Canterbury Hotel where it will be held by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or other intermediary, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

March 25, 2009

COVANCE INC.
210 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2009 Annual Meeting of Shareholders
May 7, 2009

 Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 7, 2009

This Proxy Statement and the Annual Report are available
on Covance Inc.'s website at www.covance.com/investors.

 General Information

        The Board of Directors of Covance Inc. (the "Company" or "Covance") solicits your proxy for voting at the 2009 Annual Meeting of Shareholders of Covance and at any adjournment or postponement of this meeting ("Annual Meeting"). Covance will hold the Annual Meeting on Thursday, May 7, 2009, at 8:00 a.m., local time, at The Canterbury Hotel, 123 South Illinois Street, Indianapolis, Indiana. The approximate date of mailing for this proxy statement and card as well as a copy of Covance's 2008 Annual Report is March 25, 2009.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. You are invited to attend the Annual Meeting in person to vote. Whether or not you plan to attend the Annual Meeting, please ensure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised in any one of three ways: (i) by giving written notice to the Secretary of the Company, (ii) by submitting a subsequently dated and properly signed proxy, or (iii) by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

        All shareholders as of the close of business on March 16, 2009 (the "record date") may attend the Annual Meeting but must bring with them an admission ticket obtained from the Corporate Secretary of Covance. You may obtain the Annual Meeting ticket by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or other intermediary, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis, and an admission ticket and government issued picture identification will be required to enter the meeting.

        When you provide your proxy, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class III Directors, by marking the appropriate box you may (a) vote for all of the Class III Director nominees as a group, or (b) vote for one of the Class III Director nominees but not the others as you specify on the card, or (c) withhold your vote from the Class III Director nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you properly sign and return your proxy card without specifying any choices, you will have granted authority to the named proxies solicited by the Company to vote FOR the election of the three nominees as Class III Directors and the ratification of the appointment of Ernst & Young LLP, and AGAINST the shareholder proposal as described in this proxy statement, and confer authority upon the individuals named as proxies to vote your shares in their discretion on any other matters properly presented at the Annual Meeting. Should any matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxies solicited by the Company will vote in accordance with their judgment. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

        You are entitled to notice of, and to vote at, the Annual Meeting if you were a shareholder on the record date which is March 16, 2009. A majority of the shares of Common Stock issued and outstanding will constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner.

        Voting at the Annual Meeting will work as follows:

  •
  As to Proposal One (Director elections), Directors are elected by a plurality vote so the nominees receiving the highest vote totals will be elected. The outcome of the Director vote will not be affected by abstentions or broker non-votes.

  •
  As to Proposal Two (ratification of Independent Registered Public Accounting Firm) and Proposal Three (Shareholder Proposal), such resolutions require the affirmative vote of the majority of shares present or represented by proxy and entitled to vote, abstentions will be treated as votes cast on these matters while broker non-votes will not be treated at votes cast.

        Shares of Common Stock held in Covance's Stock Purchase Savings Plan ("401(k) Plan"), are held of record and are voted by the trustee of the 401(k) Plan at the direction of 401(k) Plan participants. Shares of Common Stock held in Covance's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, UBS Financial Services Inc. ("UBS"), and are voted by UBS at the direction of ESPP plan participants. Participants in the 401(k) Plan may direct the trustee of the plan, and the participants in the ESPP may direct UBS, as to how to vote shares allocated to their 401(k) Plan and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The cutoff date for voting for participants in the 401(k) Plan is close of business on May 4, 2009. The 401(k) Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents. As administrator of the ESPP, UBS will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

        As of February 17, 2009, there were 63,352,824 shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of March 16, 2009, the record date.

 PROPOSAL ONE

Election of Class III Directors

        The Board of Directors (the "Board") is divided into three classes, with one class of three directors, and two classes of two directors each, whose terms expire at successive annual meetings. Three Class III Directors will be elected at the Annual Meeting to serve for a term expiring at Covance's Annual Meeting in the year 2012. Each nominee elected as a Class III Director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. The Board has nominated Robert Barchi, Sandra L. Helton, and Joseph C. Scodari for election as Class III Directors at the Annual Meeting.

        The Board of Directors recommends that Shareholders vote FOR the election of the above named nominees for election as Director.

        Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all of the nominees. If for any reason a nominee should become unable to serve as a director, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

        Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

CLASS III NOMINEES
FOR TERMS EXPIRING IN 2012

Robert Barchi, M.D., Ph.D., 62, has been President of Thomas Jefferson University since September 2004. Prior to that, Dr. Barchi was Provost of the University of Pennsylvania since 1999. Previously, he served as Chair of the University of Pennsylvania's Department of Neurology and as founding Chair of the University's Department of Neuroscience. Dr. Barchi was also Director of the Mahoney Institute of Neurological Sciences for more than 12 years and was the Director of the Dana Fellowship Program in Neuroscience and Director of the Clinical Neuroscience Track. He was the founder and President of Penn Neurocare, a regional specialty network. Dr. Barchi has been a member of the Covance Board since October 2003.

Sandra L. Helton, 59, was Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a telecommunications service company, ("TDS") from October 2000 through December 2006. She joined TDS as Executive Vice President—Finance and Chief Financial Officer in August 1998. Prior to joining TDS, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated. At Corning, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Ms. Helton is also a Director of The Principal Financial Group, a global financial institution. Ms. Helton has been a member of the Covance Board since September 2003.

Joseph C. Scodari, 56, was Worldwide Chairman, Pharmaceuticals Group, of Johnson & Johnson, a diversified healthcare company, and a member of Johnson & Johnson's Executive Committee from March 2005 until March 2008. From 2003 to March 2005, Mr. Scodari was Company Group Chairman of Johnson & Johnson's Biopharmaceutical Business. Mr. Scodari joined Johnson & Johnson in 1999 as President and COO of Centocor, Inc., when Johnson & Johnson acquired the company. Mr. Scodari is also a Director of Endo Pharmaceuticals. Mr. Scodari has been a member of the Covance Board since May 2008.

CLASS I DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2010

Joseph L. Herring, 53, has been Covance's Chairman since January 1, 2006 and Chief Executive Officer since January 1, 2005. Mr. Herring was President and Chief Operating Officer from November 2001 to December 31, 2004 and was Covance's Corporate Senior Vice President and President—Early Development Services from September 1999 to November 2001. From September 1996 to September 1999, Mr. Herring was Corporate Vice President and General Manager of Covance Laboratories North America. Prior to joining Covance, Mr. Herring was Vice President of Caremark International, a provider of home care and physician practice management services, and he also served as a Vice President of Baxter International where he was employed for 14 years. Mr. Herring has been a member of the Covance Board since 2004.

Bradley T. Sheares, Ph.D., 52, served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that markets a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck's U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation and Honeywell International Inc. Dr. Sheares has been a member of the Covance Board since February 2009.

CLASS II DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2011

Kathleen G. Bang, 59, was the President and Chief Executive Officer of Northwestern Memorial Foundation, a not-for-profit affiliate of Northwestern Memorial HealthCare ("Northwestern"), an academic medical center, from February 2002 until her retirement in 2004. Prior to February 2002, Ms. Bang was the Executive Vice President and Chief Operating Officer of Northwestern. Ms. Bang joined Northwestern in 1986 and became Executive Vice President and Chief Operating Officer in 1988. Ms. Bang also was Chair of the Governing Council for Metropolitan Hospitals of the American Hospital Association from January 1996 to December 1998, and Board member of the Illinois Hospital Association from 1995 through 2003 and served as Chair in 2002. Ms. Bang has been a member of the Covance Board since 1998.

Gary E. Costley, Ph.D., 65, is a co-founder and managing director of C&G Capital and Management, LLC, which provides capital and management to health, medical and nutritional products and services companies. He was Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products from November 2001 until June 2004, and Chairman, President and Chief Executive Officer from 1997 through 2001. He is also a member of the Board of Directors of The Principal Financial Group (finance), Tiffany & Co. (jewelry), and Prestige Brand Holdings, Inc. (consumer products). Dr. Costley has been a member of the Covance Board since September 2007.

 Stock Ownership of Directors,
Executive Officers and Certain Shareholders

Directors and Executive Officers

        The following table shows, as of February 17, 2009, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives (as defined in the Summary Compensation Table), and by the Directors and executive officers as a group, and currently exercisable options held by any of them. None of these shares are pledged as security.

	Common Stock
Name of Beneficial Owner	Shares Owned (1)	Options (2)	Total Stock Based Holdings (3)	Percent of class
Kathleen G. Bang	2,000	11,033	23,692	*
Robert Barchi	1,200	6,033	13,864	*
Wendel Barr	57,964	77,767	135,731	*
Richard F. Cimino	38,356	30,727	69,083	*
Gary E. Costley	1,000	1,300	3,804	*
Sandra L. Helton	2,400	12,633	18,733	*
Joseph L. Herring	168,744	217,699	386,443	*
William E. Klitgaard	49,460	70,849	120,309	*
Irwin Lerner(4)	13,200	23,033	40,933	*
Joseph C. Scodari	500	-0-	1,337	*
Bradley T. Sheares(5)	-0-	-0-	-0-	*
Deborah L. Tanner	16,588	18,200	34,788	*
All Directors and executive officers as a group (15 persons)	431,695	615,232	1,011,142	1.6%

*
The amount of Common Stock beneficially owned includes shares owned and options exercisable within 60 days of February 17, 2009 and does not exceed one percent of the issued and outstanding shares of Common Stock.

(1)
The holdings reported include (i) 2,000 shares held by each of Ms. Bang and Mr. Lerner issued pursuant to the Restricted Stock Plan for Non-Employee Directors which restricted shares shall not vest until such Director's retirement and the consent of the Compensation and Organization Committee of the Board of Directors, and (ii) restricted stock issued to the Named Executives and certain other executive officers which restricted stock will not vest until the date set forth in such Officer's restricted stock agreement.

(2)
Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 17, 2009.

(3)
Total stock based holdings include shares owned and option rights to acquire shares of the Company's Common Stock exercisable within 60 days of February 17, 2009, as well as the following: phantom stock units issued pursuant to the Directors' Deferred Compensation Plan, Deferred Stock Unit Plan and Restricted Unit Plan for Non-Employee Directors in the following aggregate amounts for each Director: 10,659 shares for Ms. Bang; 6,631 shares for Dr. Barchi; 1,504 shares for Dr. Costley; 3,700 shares for Ms. Helton; 4,700 shares for Mr. Lerner; and 837 shares for Mr. Scodari.

(4)
Mr. Lerner retired from the Board on February 19, 2009.

(5)
Dr. Sheares was elected to the Board on February 19, 2009.

Certain Shareholders

        The following table shows those persons known to the Company as of February 17, 2009 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the Securities and Exchange Commission ("SEC").

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Capital World Investors(1) 333 South Hope Street Los Angeles, CA	4,592,000	7.3%
Earnest Partners, LLC(2) 1180 Peachtree Street, NE, Suite 2300 Atlanta, GA	3,776,658	6.0%

(1)
Capital World Investors filed a Schedule 13G with the SEC dated February 13, 2009, to report that it was the beneficial owner of 4,592,000 shares of the Company's Common Stock.

(2)
Earnest Partners, LLC filed an amendment to Schedule 13G with the SEC dated February 13, 2009, to report that it was the beneficial owner of 3,776,658 shares of the Company's Common Stock.

CORPORATE GOVERNANCE
The Board of Directors and its Committees

        The Board provides oversight to senior management in its operation of the Company. The Board reviews significant developments affecting Covance and acts on matters requiring Board approval. During 2008, the Board held five meetings. The Board periodically reviews Covance's corporate governance policies and practices and modifies those practices when required by law or when deemed by the Board to be in the best interests of the Company. The Board also considers policies and practices suggested by other groups active in corporate governance. The charters of each Board committee and Covance's corporate governance guidelines are posted on Covance's website at www.covance.com. Covance has also adopted a Code of Ethics for Financial Professionals which is applicable to Covance's Chief Executive Officer, Chief Financial Officer, Controller and certain other financial and accounting professionals and a Business Integrity Program applicable to all employees, as well as the Board of Directors. These codes are also posted on Covance's website. In the event Covance adopts an amendment to the Code of Ethics for Financial Professionals or Business Integrity Program, or grants a waiver thereunder, Covance will also post that information on its website. Covance has adopted Guidelines for Executive Ownership in Covance Stock, which are also posted on its website. All of these documents will be made available in print for shareholders who request them from the Company's Secretary.

Director Independence

        The Board has affirmatively determined that six of the seven current Directors are independent, under the New York Stock Exchange ("NYSE") Listing Standards, and Covance's more stringent independence standards. All such Directors are independent with respect to the Covance Board Committees on which they serve. Each of the independent directors has no relationship with the Company (other than as a director or shareholder) or has only categorically immaterial relationships as defined in the independence standards. Covance's independence standards are available on Covance's website at www.covance.com under Investor Relations and Corporate Governance as Annex A to the Corporate Governance Guidelines. Relationships defined as categorically immaterial under the guidelines are set forth in paragraph F of the independence standards. Individuals who have served as Directors in 2009 who have been determined to be independent are:

•	Kathleen G. Bang	•	Robert Barchi
•	Gary E. Costley	•	Sandra L. Helton
•	Irwin Lerner	•	Joseph C. Scodari
•	Bradley T. Sheares

        All Directors meet applicable additional independence requirements with respect to the Covance Board Committees on which they serve.

        In making its independence determinations, the Board considered transactions between the Company and entities associated with the independent directors. The Board's independence determinations included reviewing the following transactions:

  •
  Dr. Barchi is an executive officer of an organization with which Covance does business. The amount that Covance paid to or received from each of these companies for goods and services did not, in any of the previous three fiscal years, exceed the greater of $1 million, or 1% of such other company's annual revenues.

  •
  Dr. Barchi and Mr. Lerner are directors of organizations that do business with Covance. These business relationships were as a supplier or purchaser of goods or services.

        In 2008, each Director attended all of the Board meetings and Committee meetings held of which he or she was a member except Mr. Lerner who attended 60% of such meetings and Mr. Ughetta who attended 86%. Covance encourages members of the Board of Directors to attend the Annual Meeting of Shareholders. All of the Directors except one attended the 2008 Annual Meeting.

        The non-management members of the Board of Directors meet at regularly scheduled executive sessions without the presence of any members of the Company's management. Dr. Costley, who was elected lead Director by the Board, presides at these executive sessions.

COMMITTEES OF THE BOARD

        The Board of Directors has established three standing committees to assist the Board in carrying out its duties: the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee.

Audit and Finance Committee

        Covance has an Audit and Finance Committee (the "Audit Committee") composed of a minimum of three directors who all satisfy the independence requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, the rules adopted by the SEC thereunder, and the listing standards of the NYSE as in effect from time to time. The Audit Committee functions under a charter which is posted on Covance's website under Corporate Governance Guidelines. The Board of Directors has determined that Sandra Helton meets the definition of "audit committee financial expert" as such term is defined under the rules of the SEC. The Board of Directors has also determined that the other members of the Audit Committee possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. Covance maintains an Internal Audit Department to provide management and the Audit Committee with ongoing assessments of Covance's risk management processes and system of internal control.

        The members of the Audit Committee are Ms. Helton (Chair), Ms. Bang, and Dr. Barchi. The Audit Committee met eight times during 2008. The Audit Committee's duties and responsibilities are set forth in its charter which is available on Covance's website at www.covance.com under Investor Relations,

Corporate Governance, and Committee Charters. Such duties and responsibilities include providing assistance to the Board of Directors in fulfilling its responsibilities with respect to the oversight of:

  •
  The integrity of the Company's financial statements and internal controls.

  •
  The independent auditor's qualifications and independence.

  •
  The Company's compliance with legal and regulatory requirements.

  •
  The performance of the Company's internal audit function and its independent auditor.

  •
  The Company's capital and financing requirements and structure.

  •
  Tax matters and risk management.

  •
  The appointment, compensation, oversight responsibility and dismissal of the Company's independent auditing firm.

  •
  The pre-approval of all auditing services and allowable non-audit services provided to the Company by its independent auditing firm.

Compensation and Organization Committee

        The Compensation and Organization Committee (the "Compensation Committee") is composed of a minimum of three directors who must satisfy:

  •
  the independence requirements required by the Exchange Act, as amended, and the rules adopted by the SEC thereunder (including Rule 16b-3 of the Exchange Act);

  •
  the corporate governance and other listing standards of the NYSE as in effect from time to time; and

  •
  the "outside director" requirements under Section 162(m) of the Internal Revenue Code.

        All present members of the Compensation Committee meet these requirements. The Compensation Committee functions under a charter which is available on Covance's website at www.covance.com under Investor Relations and Corporate Governance at Committee Charters.

        In connection with the setting of executive compensation, members of management, including the Chief Executive Officer and Senior Vice President—Human Resources, consult with Towers Perrin, an independent consulting firm retained by the Covance Compensation Committee, to gather all relevant information and to propose to the Compensation Committee executive compensation arrangements for executives other than the Chief Executive Officer. The Compensation Committee works directly with Towers Perrin on matters involving Chief Executive Officer compensation and contacts Towers Perrin directly on executive compensation matters generally on an as-needed basis. Representatives of Towers Perrin frequently attend meetings of the Compensation Committee at the Compensation Committee's invitation and answer questions and advise the Compensation Committee at those meetings. At a regularly scheduled meeting of the Compensation Committee and Board of Directors, performance targets for the year are set, which targets are in line with budgets set at a Board meeting for the year.

        The current members of the Compensation Committee are Dr. Costley (Chair), Mr. Scodari and Dr. Sheares. The Compensation Committee met four times in 2008. Its duties and responsibilities are set forth in its charter and include the following:

  •
  Review and make recommendations to the independent members of the Board regarding corporate goals and objectives relevant to Chief Executive Officer compensation, the CEO's performance and the CEO's compensation.

  •
  Approve the compensation of the Company's executive officers other than the Chief Executive Officer pursuant to delegation from the Board of Directors.

  •
  Administer the Company's equity compensation plans.

  •
  Advise the Board on other compensation and benefit matters.

  •
  Create a Compensation Committee Report to be included in the Company's proxy statement, as required by the SEC.

        In addition, it is the responsibility of the Compensation Committee to review and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC, and no executive officer of the Company served on the Compensation Committee or Board of any company that employed any member of the Company's Board of Directors.

Corporate Governance Committee

        The Corporate Governance Committee is composed of a minimum of three directors who must satisfy the independence requirements of the Exchange Act, as amended, the rules adopted by the SEC thereunder, and the corporate governance and other listing standards of the NYSE as in effect from time to time. The Corporate Governance Committee functions as Covance's nominating committee under a charter which is available on Covance's website at www.covance.com under Investor Relations and Corporate Governance at Committee Charters.

        The current members of the Corporate Governance Committee are Ms. Bang (Chair), Dr. Costley and Ms. Helton. The Corporate Governance Committee met three times in 2008. The duties and responsibilities are set forth in its charter and include the following:

  •
  Review and assess the Company's principles and practices on corporate governance.

  •
  The recommendation to the Board of policies regarding Board committees, committee members and committee chairs.

  •
  Develop and conduct an annual Board self-evaluation process.

  •
  The identification, review and assessment of nominees for election as members of the Board of Directors and the recommendation of qualified nominees to the Board.

  •
  Consideration of unsolicited nominations for Board membership.

  •
  Review of non-employee Director compensation and the recommendation of compensation arrangements to the Board.

Related Party Transactions

        The Board of Directors has adopted a written policy with respect to Related Party Transactions which requires that all such transactions either meet the guidelines set forth in the policy, be on terms comparable to those that could be obtained in an arms-length dealing with an unrelated third-party and be approved by the disinterested members of the Corporate Governance Committee, or be approved by the disinterested members of the Board of Directors. The policy defines a Related Party as an executive officer or Director of the Company, a five percent or greater shareholder of the Company, an immediate family member of an executive officer or Director, or an entity owned or controlled by one of the foregoing. A Related Party Transaction is defined as a transaction between Covance and a related party other than transactions available to all employees generally, transactions involving less than $5,000, or transactions involving compensation approved by the Board of Directors or the Compensation Committee.

Board Nomination Process

        The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole. The Corporate Governance Committee is responsible for recommending Director nominees to the Board, including renomination of persons who are already Directors, in accordance with the policies and principles in its charter and the Corporate Governance Guidelines. The Corporate Governance Committee's minimum qualifications for nominees include the following: reputation for integrity; honesty; judgment and discretion; expertise in his or her chosen field, which field should have some relevance to Covance's business; knowledge, or the willingness and ability to quickly become knowledgeable, in Covance's business; and contribution to the mix of skills and viewpoints on the Board as a whole.

        The Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Director. In order for shareholder suggestions regarding possible candidates for Director to be considered by the Corporate Governance Committee for the 2010 Annual Meeting of Shareholders, the information specified below should be provided no later than October 29, 2009 to the Secretary of the Company. The notice should contain the proposed nominee's full name, biographical information regarding the proposed nominee and the proposed nominee's relationship to the shareholder.

        The process of nominating directors is as follows. First, the Corporate Governance Committee identifies a need to add a new Board member or to fill a vacancy on the Board. The Corporate Governance Committee then identifies candidates by seeking input from Board members, hiring a search firm, if appropriate, and considering recommendations for nominees submitted by shareholders. After the interview process, which includes non-management members of the Board, the Corporate Governance Committee determines which candidates the Corporate Governance Committee will recommend to the Board for nomination as a director. The Corporate Governance Committee then makes its recommendations to the entire Board, which determines which candidates are nominated by the Board of Directors or elected to fill a vacancy.

Contacting the Board of Directors

        In order to provide Covance's shareholders and other interested parties with a direct and open line of communication to the Board of Directors, Covance has adopted the following procedures for communications to Directors. Security holders of the Company and other interested persons may communicate with the lead director, chairs of Covance's Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management directors of Covance as a group by sending an e-mail to boardofdirectors@covance.com. The e-mail should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be reviewed initially by Covance's Investor Relations Department. The Investor Relations Department will relay all such communications to the appropriate Director or Directors unless the Investor Relations Department determines that the communication: does not relate to the business or affairs of Covance or to the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; or is frivolous or offensive.

        The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of

Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

        Covance's Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

        The Corporate Governance Committee or the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Website Access to Covance Corporate Governance Documents

        The charters of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee, as well as the Corporate Governance Guidelines and Director Independence Standards, the Code of Ethics for Financial Professionals and the Company's Business Integrity Program may be accessed through our website at www.covance.com under Investor Relations and Corporate Governance, and are available without charge upon written request to Secretary, Covance Inc., 210 Carnegie Center, Princeton, NJ 08540.

 DIRECTOR COMPENSATION

        Management periodically reviews Director compensation arrangements with Towers Perrin, an independent consulting firm retained by management. Management informs the Corporate Governance Committee of the data and information provided by Towers Perrin regarding Director compensation. If desired, members of the Corporate Governance Committee may also communicate directly with Towers Perrin. The Corporate Governance Committee makes its recommendations for action on Director compensation to the full Board of Directors.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Kathleen G. Bang	$71,000	$19,056	$52,887	$-0-	$648	$9,023	$152,614
Robert Barchi	51,000	19,056	52,887	-0-	298	-0-	123,241
Gary E. Costley	71,000	19,957	38,748	-0-	-0-	6,845	136,550
Sandra L. Helton	86,000	19,056	52,887	-0-	-0-	10,903	168,846
Irwin Lerner	63,500	19,056	52,887	-0-	-0-	-0-	135,443
J. Randall MacDonald	28,125	118,265	52,887	-0-	-0-	-0-	199,277
Joseph C. Scodari	25,000	9,068	10,842	-0-	-0-	-0-	44,910
William C. Ughetta	31,500	118,265	52,887	-0-	-0-	-0-	202,652

(1)
The amounts shown reflect the dollar amount of awards under the Restricted Unit Plan for Non-Employee members of the Board of Directors recognized for financial statement reporting purposes in accordance with FAS 123R. The amounts shown in this column consist of: with respect to awards granted in 2006, negative $669 for Dr. Barchi and Mr. Lerner and Mses. Bang and Helton (resulting from the decline in Covance stock price relative to the prior year), $45,783 for Messrs, MacDonald and Ughetta; and with respect to awards granted in 2007, $11,245 for Dr. Barchi and Mr. Lerner and Mses. Bang and Helton, $72,482 for Messrs. MacDonald and Ughetta; $11,477 for Dr. Costley; and $588 for Mr. Scodari, who became a director on May 8, 2008; and with respect to awards granted in 2008, $8,480 for all directors. Messrs. MacDonald and Ughetta retired on May 8, 2008 and their totals included amounts of shares that vested upon retirement. Mr. Lerner retired on February 19, 2009.

(2)
The options vest in three equal annual installments with the first installment vesting one year from grant date. The 2008 grant had a grant date fair value of $50,507 except for Mr. Scodari's grant date fair value which was $48,790. At December 31, 2008, each director had the following number of options outstanding: Ms. Bang, 12,900; Dr. Barchi, 7,900; Dr. Costley, 3,900; Ms. Helton, 14,500; Mr. Lerner, 24,900; Mr. MacDonald, 1,700; Mr. Scodari, 1,700 and Mr. Ughetta, 9,900. The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. Assumptions used in this calculation are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)
The values shown in this column are the interest paid pursuant to the Directors Deferred Compensation Plan under the "cash account" option, which is paid at the effective applicable rate of Citibank, N.A., with quarterly compounding to the extent such interest exceeds 120% of the applicable federal long-term rate.

(4)
This amount represents travel costs associated with air travel for the spouses of Mses. Bang and Helton and Dr. Costley to attend events relating to a Board of Directors' meeting in the United Kingdom.

        Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. In 2008, non-employee Directors received a retainer fee of $36,000 per annum. In addition, Committee members received $2,500 for each Committee meeting attended and $5,000 (in lieu of the $2,500 fee) for each Committee meeting chaired. The Chairs of the Audit Committee and the Compensation Committee also receive an additional annual retainer of $7,500. The lead Director receives an additional annual retainer of $20,000. Directors also received options to purchase up to 1,700 shares of the Company's Common Stock pursuant to Covance's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price not less than 100% of the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant. Directors are reimbursed for travel and related expenses incurred on behalf of Covance.

        In May 2008, the non-employee members of the Board of Directors received a grant of 800 hypothetical shares of the Company's Common Stock pursuant to Covance's Restricted Unit Plan for Non-Employee Members of the Board of Directors ("DRUP"). Awards under this plan vest three years after the award date, provided the recipient remains a Director of Covance, and are paid in cash upon vesting. Awards also vest upon retirement as a Director with the consent of the Board of Directors. The DRUP provides that on every anniversary of the award date, each non-employee Director at that time shall receive an award under the DRUP in an amount approved by the Board of Directors.

        Pursuant to the Directors' Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires that Directors, certain executive officers of the Company and greater than 10% beneficial owners of the Company's Common Stock report their ownership of, and transactions in, the Company's Common Stock with the SEC. Based solely upon a review of these filings and written representations from the reporting persons that no annual forms were required, Covance believes that all filing requirements applicable to its officers and Directors and greater than 10% beneficial owners with respect to ownership of the Company's Common Stock were complied with during 2008.

Director Stock Ownership Guidelines

        Non-employee members of the Board of Directors are encouraged to be shareholders of the Company through purchases of Common Stock or through their participation in the Company's director equity benefit plans. The Board of Directors has established guidelines to better ensure they each maintain an appropriate equity stake in the Company. These guidelines provide that, within specified transition periods, Directors should attain and hold shares of Common Stock of the Company, of an amount equal to five times the director's total cash retainer for Board membership. Each non-employee member of the Board either meets the guidelines or is on track to meeting the guidelines by the end of his or her transition period.

 Report of the Audit and Finance Committee

        The Audit Committee has reviewed and discussed with management Covance's audited financial statements for the year ended December 31, 2008, and has discussed with Covance's independent registered public accounting firm, Ernst & Young LLP ("E&Y"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Overnight Bound regarding E&Y's communications with the Audit Committee concerning independence and has discussed with the firm its independence. The Audit Committee has also considered whether the provision of non-audit services to Covance by E&Y is compatible with maintaining E&Y's independence.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in Covance's Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the Audit and Finance Committee

Sandra L. Helton, Chair
Kathleen G. Bang
Dr. Robert L. Barchi

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

        The aggregate fees billed Covance by E&Y for professional services for the audit of Covance's annual financial statements, review of the financial statements included in Covance's Quarterly Reports on Form 10-Q and services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for 2007 and 2008 were approximately $2,177,866 and $2,382,716, respectively.

Audit Related Fees

        The aggregate fees billed Covance by E&Y for professional services for assurance and related services that are reasonably related to the audit or review of Covance's financial statements for 2007 and 2008 were approximately $240,136 and $21,730, respectively. These services include employee benefit plan audits, merger and acquisition due diligence, accounting assistance and audits in connection with proposed or consummated acquisitions or divestitures and consultations concerning financial accounting and reporting standards.

Tax Fees

        The aggregate fees billed Covance by E&Y for professional services for tax compliance, tax advice and tax planning for 2007 were approximately $12,700. There were no fees billed for these services in 2008.

All Other Fees

        There were no such fees in 2007 and 2008.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee is responsible for appointing Covance's independent registered public accounting firm and approving the terms of the firm's services. The Audit Committee's policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm is described below.

        Audit Services.    The Audit Committee is to appoint the Company's independent registered public accounting firm each fiscal year and pre-approve the engagement of the independent registered public accounting firm and the fee to be billed for the audit services to be provided.

        Non-Audit Services.    All non-audit services to be performed by the independent registered public accounting firm are required to be pre-approved by the Audit Committee. In determining whether to grant such approval, the Audit Committee will determine whether the provision of such non-audit services will impair the independent registered public accounting firm's independence. All of the non-audit services billed by E&Y in 2008 were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Compensation Principles

        Covance's executive compensation programs are founded on and driven by the following four principles:

1.
Aligning management rewards with shareholder returns;

2.
Incenting performance and rewarding results that lead to profitable growth over time;

3.
Providing market competitive compensation at target performance levels; and

4.
Differentiating compensation based on performance at the individual, business unit and total company level.

        Following is a brief outline of how these principles are reflected in our executive compensation practices:

1.
Executive compensation is variable with a substantial portion (a higher percent than the average of our peer group companies) of management's pay being at risk.

•
On average 50% to 70% of a senior officer's total compensation—and close to 80% in the case of the Chief Executive Officer, is variable in nature.

•
As part of a pay for performance environment, Covance compensation programs provide wide payout ranges that reward performance above target and reduce or eliminate payouts when targets are not achieved.

•
Individual performance ratings for each senior officer have a substantial impact (positive or negative) on compensation. These performance metrics are discussed further below.

2.
Executive compensation programs are structured to align management rewards with long-term shareholder returns.

•
Almost 40% of a senior officer's total annual compensation (at target) is delivered in the form of Covance equity, and vests over multiple years.

•
Covance senior officers have equity ownership requirements that align their economic interests with those of our shareholders.

3.
Executive compensation programs reward performance that leads to profitable growth over time.

•
Covance senior officers, consisting of the Chief Executive Officer, Chief Operating Officer and Corporate Senior Vice Presidents, have the majority of their annual compensation opportunities tied to these quantitative and formula-based business drivers: profit, orders, backlog and return on assets. Of these drivers:

•
Profit measures current operating performance;

•
Orders and backlog are indicators of longer term growth; and

•
Return on assets promotes good stewardship of shareholder capital.

•
Each of these measures significantly affects senior officer compensation. This balances management's attention to focus on both near-term and long-term profit and growth.

4.
Executive compensation is market competitive at target performance levels.

•
Covance believes a competitive total compensation package is required to attract, retain and motivate the executive talent needed to achieve our long-term strategic objectives and shorter-term performance targets.

        Covance provides the following elements of compensation for the following reasons:

  •
  Base salary provides a fixed level of compensation, sufficient to attract and retain executives in light of employment alternatives;

  •
  Annual cash bonus provides variable compensation opportunities, with a substantial degree of risk based on individual, business unit, and company performance, used to motivate executives to meet or exceed goals and personal objectives;

  •
  Equity compensation provides long-term variable compensation opportunities, and seeks to align executives' interests with those of our shareholders (i.e., sustained, long-term profitable growth); and

  •
  Retirement and other benefits offer a relatively fixed level of value, with minimal risk, sufficient to attract and retain executives.

        In aggregate, Covance allocates and balances total target compensation among each pay element in a manner consistent with our executive compensation principles and with an emphasis on competitive market practices. Covance generally sets senior officer target pay as follows:

    •
    Base pay at median competitive base salary;

    •
    Target cash bonus opportunity at or above the median competitive target bonus;

    •
    Target equity opportunity at the median competitive target equity; and

    •
    Market competitive retirement and other benefit plan offerings.

        The result is total target compensation that approximates at or slightly above the median target compensation of our competitive marketplace for executive talent (in both mix and target value). In some cases where executives may fall below the market median, we are working to incrementally move our executives over time closer to this competitive market position.

Determination of Executive Compensation Amounts

Benchmark/Peer Group

        To assess the competitiveness of pay for each executive, Covance annually benchmarks the core elements of its executive compensation program (i.e., base salary, cash bonus, and equity) from two groups.

        For 2008, each group is weighted equally in determining a blended market average. All market data is provided by Towers Perrin, an independent consulting firm retained by the Compensation Committee.

  •
  Approximately 150 like-sized companies with revenues ranging between $1.0 and $3.0 billion (as identified by Towers Perrin); and

  •
  17 industry "peer" companies in the contract research or bio/pharmaceutical industry that represent either direct business competitors and/or organizations that we most typically compete with for "drug development" talent.

        While the peer group includes companies both larger and smaller in size than Covance, all market data is size-adjusted to provide appropriate comparisons to Covance. The table below lists the 17 peer organizations for 2008:

Abbott Laboratories	Genentech Inc	Novartis AG
Baxter International Inc.	GlaxoSmithKline plc	Novo Nordisk A/S
Bayer Corp.	Johnson & Johnson	Pfizer Inc
Beckman Coulter Inc	MDS Inc	Quintiles Transnational Corp.
Bristol-Myers Squibb Co	Medtronic Inc	Sanofi-Aventis
Eli Lilly & Co.	Merck & Co.

        For 2009, we are implementing changes to both our peer group and the weightings. Covance will define market competitive as a 25% weighting of the general industry companies and a 75% weighting of the peer company data sets. We are increasing the number of companies in our industry peer group from last year (17) to improve the market reliability of the data through (a) a larger sample size and (b) more direct competitors and comparably sized organizations. We continue to include larger companies in the peer group because we frequently recruit from larger companies and need to offer competitive compensation.

        The list below includes the additional 38 companies added to the peer group for 2009:

Alcon Laboratories	CR Bard	Medlmmune
Allergan	Daiichi Sankyo	Millenium Pharmaceuticals
Alpharma	Endo Pharmaceuticals	Nycomed US
Amgen	Forest Laboratories	Pharmanet Development Group
Applera	GE Healthcare	PPDI
AstraZeneca	Genzyme	Purdue Pharma
Barr Pharmaceuticals	Gilead Sciences	Schering-Plough
Blogen Idec	Hoffmann-LaRoche	Shire Pharmaceuticals
Boehringer Ingelheim	Hospira	Solvay Pharmaceuticals
Bracco Diagnostics	ICON	Takeda Pharmaceuticals
Celgene	King Pharmaceuticals	Watson Pharmaceuticals
Cephalon	Lab Corporation	Wyeth
Charles River	Lab Sciences Research

Setting Compensation

        Overall, five main factors are taken into account when setting each individual senior officer's compensation:

  •
  competitive market data,

  •
  Company performance,

  •
  individual performance,

  •
  internal equity, and

  •
  retention considerations.

        In general, Covance attempts to set total targeted compensation, consisting of base salary, cash bonus, equity awards, retirement and other benefits to the median of our target competitive market data. For individual officers, other factors, such as experience and position scope, are taken into account and may result in pay being set above or below the overall competitive market data target.

        The actual compensation delivered (versus target amounts) for each individual senior officer varies depending on company and individual performance. In general, we expect that our senior officers will be paid at market levels if company and individual targets are achieved, above market levels if targets are exceeded and below market levels if targets are not achieved. In some cases our variable compensation plans (bonus and equity) will pay out nothing for below target results.

        Specifically for the Chief Executive Officer, the independent members of the Board of Directors set business and related performance targets and compensation levels based upon the recommendation and approval of the Compensation Committee. For other senior officers, the Compensation Committee on delegation from the Board of Directors, approves business and related performance targets and compensation levels after receiving recommendations from the Chief Executive Officer and Corporate Senior Vice President—Human Resources.

        Company and business unit performance targets are set as part of the annual budget process which is completed prior to each performance year (typically in December). We endeavor to set targets at aggressive but attainable levels in light of then current and prospective business conditions. Management presents to the Board industry growth projections and competitor performance information. In combination with the Company's long-term strategic plan and growth aspirations, the annual targets are set to achieve continued market leadership. In the assessment of actual performance against targets, Covance's cash bonus and equity compensation plans allow for the use of discretion by the Compensation Committee to award lower or higher payout levels than the pre-established criteria and formulae would provide. These provisions are to ensure that extraordinary circumstances unrelated to performance do not inequitably increase or decrease compensation. While the Compensation Committee has not utilized such discretion during this performance cycle, in February 2008, in accordance with allowance in the performance share agreements for all executive officers, the Compensation Committee determined to exclude from the calculation of return on assets a $20 million facility acquisition made in November 2007. The Compensation Committee believed this exclusion, which resulted in the earning of additional shares in the 2007 performance share award, was appropriate to reflect accurately the Company's and management's performance. The effect of this exercise of discretion was to increase total compensation for the Named Executives, on average, by 4.4% percent.

        The Compensation Committee also reviews tally sheets, which reflect all elements of each senior officer's compensation, including their current and historical equity compensation. Tally sheets are a reference tool that the Compensation Committee uses at least annually in its comprehensive assessment of senior officers' total pay.

        Covance's Board of Directors assesses its executive talent (including all senior officers) annually, including reviewing succession plans for each senior officer position. Covance occasionally determines that additional long-term awards are appropriate for select senior officers to ensure their retention, and the leadership continuity required to achieve our long-term strategic goals and objectives. The value of these awards are above the target compensation levels determined from our annual review of our competitive market data.

Overall Plan Design and Features

Elements of Compensation Program

        The primary elements of the compensation program include base salary, annual incentive cash bonus, equity grants (consisting of stock options and performance-based restricted stock), and an executive retirement benefit. Base salary and annual incentive cash bonus may be deferred under a non-qualified deferred compensation plan. Senior officers also participate in Company benefit plans extended to other full-time Covance employees such as medical and dental insurance, a 401(k) Plan with Company match (US employees only) and a defined benefit type pension plan (select UK employees).

Pay Mix

        Covance seeks to align senior officer and shareholder interests in a pay for performance environment. On average, between 50% and 70%, (approximately 62% in 2008), of a senior officer's total compensation—and close to 80% in the case of the Chief Executive Officer—is at risk, with the amount actually paid tied to achievement of pre-established Company objectives and individual goals.

        The chart below illustrates the 2008 allocation of target compensation for senior officers:

        The above charts reflect target incentive cash bonus levels and target equity compensation levels for the most recent year. The mix of compensation reflected in the above charts differs from the compensation figures disclosed in the proxy tables for the Named Executives because the proxy tables reflect both actual compensation paid (e.g., for cash bonus) and FAS 123R expense associated with actual equity awards (consistent with standard reporting practices).

Individual Elements of Pay—Details

Base Salary

        As mentioned in the "Benchmark/Peer Group" section, Covance establishes base salaries for senior officers after an annual evaluation of market data, individual experience and performance. Base salary increases generally become effective March 1 of each year.

Annual Incentive Cash Bonus Plan

        As with base salaries, Covance sets senior officer target bonus levels after an annual review of market data. The actual cash bonus paid to individual senior officers is determined in three steps:

1.
The annual incentive cash bonus pool in which senior officers participate is initially sized based on actual Company and/or business unit performance against pre-established profit targets (the range of variability is from 65% to 125% of target);

2.
The size of the bonus pool in which senior officers participate is adjusted and finalized based on performance against pre-established net order targets (increasing the range of variability to 49% to 156% of target); and

3.
An individual multiplier is applied based on the senior officer's individual performance to arrive at the actual bonus amount paid. Individual performance ratings are based on an assessment of each executive's achievements against business targets and the strength of each officer's leadership competencies, with each area (performance against business targets and individual behaviors) of roughly equal weight (individual performance factors range from 0% to 160%, resulting in a total range of variation of 0% to 250% of target).

        Covance leaders are assessed on performance against annual individual objectives and the following leadership behaviors:

  •
  Wins Client Loyalty—Keep client satisfaction high and lead the organization to deliver on client expectations.

  •
  Leads by Example—Articulate and demonstrate behaviors that support the Company vision.

  •
  Inspires Others—Connect individuals to Covance and build organization excitement and alignment around the Company purpose and goals.

  •
  Drives Growth—Identify opportunities and implement solutions that expand the business.

  •
  Builds Talented Teams—Assess and develop individual organization talent.

  •
  Confronts Constructively—Readily challenge status quo while maintaining and building relationships.

  •
  Gets it Done—Create urgency and balance analysis and action that leads to timely decision making and outstanding implementation.

        The following table shows how a typical senior officer's cash bonus is determined, assuming a base salary of $300,000 and a 70% target bonus opportunity.

	Effect of Performance Factor on Annual Cash Bonus
Criteria	Minimum Payout	Target Payout	Maximum Payout
Profit (as a % of target)	65%	100%	125%
Net Orders (as a % of target)	75%	100%	125%
Individual Performance Factor	0%	100%	160%
Final Payout (as a % of target)	0%	100%	250%

        Assume further that the above senior officer achieved the following performance thresholds:

i)
Profit—Maximum

ii)
Net Orders—Minimum

iii)
Individual Performance Rating—Target

        The actual bonus paid to this senior officer would be $196,875 calculated as follows:

Base Salary	$300,000
Target Bonus %	70%

Target Bonus ($)	$210,000

Profit Multiplier	125%

(Step 1: 125% × $210,000)	$262,500

Net Orders Multiplier	75%

(Step 2: 75% × $262,500)	$196,875

Individual Performance Factor	100%

(Step 3: 100% × $196,875)	$196,875

Actual Bonus	$196,875

        The 2008 cash bonus target for all senior officers equaled 70% of each individual's base salary, except for the Chief Executive Officer whose target was set at $785,000 (107% of salary) and the Chief Operating Officer at 80%. As a group in 2008, the actual cash bonuses were paid at 91% of target for the year.

Equity Compensation

        Covance provides equity compensation to senior officers primarily in two forms—stock options and performance-based restricted stock—the target value associated with each vehicle being approximately equal. Equity compensation represents approximately 50% of the total target compensation for the Chief Executive Officer and just below 40% for the other senior officers. While the intent is to grant awards at the median of the target competitive data, actual individual awards, which are granted annually in

February of each year, may be higher or lower reflecting the performance of each senior officer in the prior year.

        The Compensation Committee also periodically reviews competitive market data regarding equity plan design and payout ranges to ensure that Covance's plans are designed to best fit the Company's objectives while being in line with competitive market practice. The last such review was completed during 2007.

        Management and the Compensation Committee believe equity compensation is important to align shareholder and senior officer interests by creating an "ownership culture." Senior officers maintain a meaningful economic interest in Covance stock due to the following four factors:

1.
Equity Ownership Guidelines. Covance has equity ownership guidelines requiring senior officers to attain and hold specified amounts of Common Stock of the Company. For the Chief Executive Officer, the number of required shares is set at the time of appointment and equals two times (2x) base salary and target annual cash bonus, divided by Covance's share price on that date. For the Chief Operating Officer, the required number of shares equals one and a half times (1.5x) base salary and target annual cash bonus and for all other senior officers, the required number of shares equals one times (1x) base salary and target annual cash bonus. The target levels and timeframes to achieve ownership were determined after reviewing overall general market practice and the approaches used by our peer companies.

  The following example shows how a typical senior officer's share ownership target is determined, assuming a base salary of $300,000 and a 70% target bonus opportunity and a Covance share price on the date of appointment of $45.

Share price of Covance stock	$45
Base salary	$300,000
Target cash bonus	$210,000
Share target calculation = [1 × ($300,000 + $210,000)] / $45 = 11,333 shares

  All senior officers have five years from the date of their appointment as a senior officer to achieve their ownership target. Only shares owned count towards the target (e.g., unvested options and restricted stock do not count towards the target). As of year end 2008, all senior officers either have fulfilled or are on track to fulfill their goal by their individual target dates.

2.
Options and Unvested Performance-Based Restricted Stock Awards. Senior officers have a further economic interest in Covance stock from their stock options and unvested performance-based restricted stock. Stock options vest in three equal installments over three years while performance-based restricted stock vests 100% at the end of the second calendar year following the year in which they are granted. For example, shares awarded in February 2006 vest in December of 2008.

3.
Limits on Senior Officer Sales of Covance Stock. Internal guidelines limit senior officers' ability to sell Covance equity.

4.
Hedging Policy. Covance has a policy on hedging transactions that is designed to ensure that no senior officer engages in any transaction that has the effect of hedging the senior officer's interest in Covance stock.

Stock Options

        Covance grants option awards to senior officers annually. All such awards are approved by the Compensation Committee at a regularly scheduled meeting of the Committee and Board of Directors, with the meeting dates being selected approximately one year prior to the actual meeting. These meetings typically take place in February, shortly after current year performance goals are set and previous year performance is evaluated. The date of these meetings also serves as the date for setting the exercise price of the award, as well as the award's grant date.

        In keeping with industry norms, newly hired senior officers who begin employment, or who are promoted, during the year may receive a "one-time" option award. Such options are granted and priced as of the date they are approved by the Compensation Committee. Those dates are not timed with respect to any Company or market event.

        Senior officer options vest in three equal installments over three years. The target value and resulting number of options granted is determined by reference to competitive benchmarks, as previously discussed under the "Setting Compensation" section above. Under the 2007 Employee Equity Participation Plan, the option's exercise price is equal to the closing price of Covance stock on the date the awards are approved.

Performance-Based Restricted Stock

        Performance-based restricted stock is also typically approved and granted at the regularly scheduled Compensation Committee and Board of Directors meeting noted previously. In general, the target value and resulting target number of shares is determined by reference to competitive benchmarks, internal equity, and individual performance. The actual number of shares earned is performance-based and varies depending on the Company's performance against two financial metrics—backlog growth and return on assets. Exceeding one or both of these targets can result in an increase in the actual number of shares awarded from the target number of shares. Conversely, falling short of one or both of these targets can result in a reduction in the actual number of shares awarded from the target number of shares.

        This plan operates under a series of three-year performance cycles. During the initial grant year, the senior officer is granted a target share award. Performance against the two metrics noted above can result in the target award being adjusted down to 0% or up to 200% of the target. The shares awarded vest at the end of the second calendar year following the year in which such shares are granted. In each of the two years following the initial year in which the shares are awarded, each senior officer has the opportunity to earn up to an additional 20% of the actual shares earned in the initial year. These additional awards are granted based upon the Company's actual backlog growth and return on assets versus pre-established targets in each subsequent year. The second and third year financial targets are also set and approved by the Compensation Committee. Any additional shares earned vest at the same time as the initial grant. However, each 3-year cycle has a maximum threshold of 220%. Once achieved, the senior officer would no longer be eligible for any additional grants during the relevant 3-year cycle.

        As an example, assume a senior officer received a target grant of 2,000 performance-based restricted shares at the beginning of 2008, and achieved the following performance factors over the next three years:

1.
Year 1 (2008)—actual return on asset and backlog growth performance dictates an 80% payout against target;

2.
Year 2 (2009)—return on asset and backlog growth dictates an upward adjustment of 20%; and

3.
Year 3 (2010)—return on asset and backlog growth dictates an upward adjustment of 20%.

        In this example the senior officer would earn an overall performance share award of 2,240 shares related to the three-year 2008 performance cycle (an actual award of 1,600 shares from the first year, an additional 320 share award in both 2009 and 2010). All shares from the 2008 performance cycle vest at the end of 2010. The table below shows how the number of shares awarded would be calculated in such a scenario.

Year 1—Target # of Shares	2,000
Maximum # of Shares for this 3-Year Cycle (2,000 × 220%)	4,400
End of Year 1 Performance Adjustment	80%
# Shares at end of Year 1 (2,000 × 80%)	1,600
Year 2 Performance Adjustment	20%
# Shares at end of Year 2 1,600 + (1,600 × 20%)	1,920
Year 3 Performance Adjustment	20%
# Shares at end of Year 3 1,920 + (1,600 × 20%)	2,240
Final Number of Shares	2,240

Setting Performance Targets for Variable Compensation

        Covance sets and presents an annual business plan to the Board of Directors prior to each year. This translates into specific business goals and objectives that are used to establish financial and non-financial targets for senior officers' variable compensation (Annual Cash Incentive Plan and Performance-Based Restricted Stock Plan). Covance believes that the degree of difficulty associated with attaining the target levels set at the beginning of each year is challenging but attainable. The targets are developed based on estimated contract research organization ("CRO") industry performance projections, with our targets generally set to exceed these estimates (e.g., setting our revenue growth targets above what we believe the overall CRO market is expected to grow by). The intended result is that if Company performance exceeds the targets then actual compensation should be greater than market norms (and vice versa should Company performance fall short of targets). This approach is consistent with our pay for performance principle.

        To exemplify the above, over the past six years (2003 - 2008), the Covance annual incentive bonus pool payouts have ranged from 65% to 140% of target, while the performance-based restricted share plan payouts have ranged from 50% to 220% of target.

Actual vs. Target Compensation

        Consistent with our executive compensation principles, a substantial portion of each senior officer's compensation is variable in nature (i.e., performance-based). The following table shows the actual 2008 performance year payout amounts for each performance-based element of pay vs. each element's target.

Compensation Element	CEO (Target) ($)	CEO (Actual) ($)	% Difference	Other Officers (Target)(1) ($)	Other Officers (Actual)(1) ($)	% Difference
Cash Bonus	$785,000	$850,000	108%	$192,907	$171,978	89%
Performance-Based Restricted Stock	13,800	11,040	80%	2,540	2,032	80%

(1)
Senior officer average

        In 2008 actual senior officer cash bonus payments and performance share grants were below target amounts.

Other Compensation

        Covance provides few other benefits for senior officers, the most significant being a Supplemental Executive Retirement Plan (SERP) benefit. The SERP is an unfunded, defined benefit type pension plan. The plan provides a pension benefit to a participant that is equal to a percentage, not to exceed 40%, of a senior officer's Final Average Earnings. Final Average Earnings is defined as the average annual base salary and annual cash bonus, over the highest five consecutive years of earnings out of the last ten years of employment. Vesting occurs after five years of service as a plan participant. The value of the SERP as well as the formulas used to determine its value is discussed in more detail in the narrative section of the Pension Benefits Table.

        The Compensation Committee periodically reviews the benefits and costs associated with offering the SERP. This evaluation was last conducted in 2007 and included a review by our independent outside consultant of information regarding the prevalence of similar retirement plans at companies with which Covance competes for senior officer talent. The Compensation Committee concluded that the SERP is an important component in attracting and retaining executive talent and helps motivate senior officers to drive the future success of Covance, in part because future SERP benefits are not funded or insured.

        Effective January 1, 2008, the Board chose to adopt a Non-Qualified Deferred Compensation Plan ("NQDC"). The plan is offered to approximately 80 senior management employees (including Covance senior officers). Initially in 2008, participants were allowed to defer up to 10% of their base salary and 50% of their bonus. Beginning January 1, 2009, these maximums have been increased to up to 50% for base salary, and up to 70% for bonus. These new maximums are both market competitive and allow for executives to take greater advantage of the tax benefits from deferring plan year income.

        Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. In light of competitive market practice, the Board also agreed that senior officers who participate in the SERP, which includes all of the Named Executives, are not eligible to receive a match for any deferrals in the NQDC plan.

        In addition, for 2008, senior officers are provided with two additional perquisites not broadly available to the general employee population. They consist of an annual car allowance and an annual financial counseling allowance. These two perquisites were eliminated effective January 1, 2009. Base salaries will be increased along with the annual merit review adjustment effective on May 1, 2009 in order to partially offset the elimination of these perquisites. The Chief Executive Officer is also provided with a country club membership which is used primarily for business purposes. The value of the perquisites provided to each Covance senior officer in 2008 is described in more detail in the footnotes to the Summary Compensation Table.

Payments in Connection with Change in Control or Termination

        Covance has a program which applies in the event of a change in control. The purpose of this program is to:

  •
  Ensure senior officers focus on shareholder interests by removing concerns about their potential termination of employment; and

  •
  To retain senior officers needed for the success of Covance during a time of potential disruption and/or transition.

        Events that trigger these payments were chosen based on a review of broad marketplace practices. They consist of:

  •
  A person or entity acquires stock that together with other stock held by such person constitutes 50% or more of the total fair market value or total voting power of the stock of the company.

  •
  A person or entity acquiring ownership of stock of the company possessing 30% or more of the total voting power of the company's stock.

  •
  A majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

  •
  A person or entity acquires assets from the company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the company immediately before such acquisition.

  In general, in the event of termination within two years of a change in control, a senior officer would receive:

  •
  A payment equal to three times (3x) the sum of the senior officer's annual base salary and target annual cash bonus at the time the senior officer is terminated. (We believe that 3x is the appropriate level that our officers would need to evaluate such a transaction impartially.);

  •
  An additional three years of service and age credit for the SERP;

  •
  Vesting of all unvested stock options and restricted stock;

  •
  A payment equal to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (if any); and

  •
  Outplacement services.

        In addition, in the event of a change in control, the senior officer can trigger payment of the benefits described above by voluntarily terminating his or her employment during the one month period between the 12th and 13th month after the change in control. Covance provides this feature to facilitate the continuity of management through and beyond the change in control by encouraging officers to commit to a trial period with the new entity.

        Separate from a change in control, senior officers are eligible to receive compensation in the event that they are terminated involuntarily and without cause. The value of these payments, as well as the basis for calculations, including formulas used, under various scenarios for each Covance senior officer can be found on the Termination Scenarios table. We expect senior officers to not compete with Covance after their departure and to preserve Covance confidential information. Change in control compensation is provided only if the affected senior officers sign releases of claims against Covance they otherwise might assert. In addition, if a senior officer leaves Covance for any reason aside from a change in control, all unvested stock options and performance-based restricted stock are forfeited.

        The Compensation Committee last reviewed competitive market data regarding the policies and multiples provided regarding change in control provisions in 2007, and agreed that Covance's current program is designed to achieve the Company's overall objectives.

Report of the Compensation and Organization
Committee on Executive Compensation

        The Compensation Committee has reviewed and discussed the Compensation, Discussion and Analysis with management, and based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation, Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Members of the Compensation Committee

Dr. Gary E. Costley, Chair
Dr. Robert Barchi
Joseph C. Scodari

 EXECUTIVE COMPENSATION TABLES

2008 Summary Compensation Table

        The table below summarizes the total compensation earned by the Company's Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers of the Company (collectively, the "Named Executives").

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Joseph L. Herring	2008	$729,167	$-0-	$2,629,298	$734,695	$850,000	$402,890	$64,484	$5,410,534
Chairman and Chief	2007	684,167	-0-	2,676,091	681,759	955,000	406,944	54,934	5,458,895
Executive Officer	2006	591,667	1,000	2,106,287	579,305	1,346,475	441,801	48,871	5,115,406
William E. Klitgaard	2008	378,200	-0-	533,773	178,827	203,600	125,383	26,740	1,446,523
Corporate Senior Vice	2007	355,833	-0-	592,985	174,069	250,919	111,011	26,465	1,511,282
President and Chief	2006	302,300	1,000	671,674	186,042	321,457	194,018	26,190	1,702,681
Financial Officer
Wendel D. Barr	2008	415,000	-0-	722,374	178,337	255,000	79,523	115,549	1,765,783
Executive Vice	2007	331,846	-0-	847,339	182,647	438,008	60,277	30,465	1,890,582
President and Chief	2006	293,038	-0-	868,596	181,751	367,198	68,146	28,355	1,807,084
Operating Officer
Richard F. Cimino	2008	306,280	500	626,897	145,202	373,900	53,795	31,490	1,538,064
Corporate Senior Vice	2007	294,500	-0-	722,272	150,055	163,271	38,097	27,643	1,395,838
President and	2006	283,333	-0-	580,724	119,759	81,664	56,398	26,696	1,148,574
President, Clinical
Development Services
Deborah L. Tanner	2008	296,308	500	422,953	134,718	345,900	36,895	31,490	1,268,764
Corporate Senior Vice	2007	272,954	-0-	279,819	93,852	125,811	57,653	31,375	861,464
President and President,	2006	238,386	-0-	148,315	71,637	308,571	42,503	26,656	836,068
Central Laboratory
Services

(1)
The amounts shown reflect service awards that all Covance employees are eligible to receive upon completing an established number of years of service with the Company.

(2)
The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. Assumptions used in this calculation are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 without regard to forfeitures. Please refer to the "Compensation, Discussion and Analysis" section above for a description of the terms of these awards.

(3)
The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. Assumptions used in this calculation are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Assumptions used in this calculation for 2005 consist of an expected stock price volatility of 44%, a risk free interest rate of 3.7% and an expected life of options at 5.0 years. Please refer to the "Compensation, Discussion and Analysis" section above for a description of the terms of these awards.

(4)
The amounts shown reflect additional benefits provided to the Named Executives as follows:

•
Automobile allowance payments of $12,840 for Messrs. Herring, Klitgaard, Barr, and Cimino and Ms. Tanner. The Company has eliminated automobile allowance payments for executive officers as of December 31, 2008.

•
Financial planning allowance in the following amounts: Mr. Herring, $10,000; Mr. Klitgaard, $1,250; Mr. Barr, $1,249; and $6,000 for Mr. Cimino and Ms. Tanner. The Company has eliminated financial counseling allowances for executive officers as of December 31, 2008.

•
Company matching contributions to the Company's defined contribution plans in the amounts of $12,650 for each of Messrs. Herring, Klitgaard, Barr, and Cimino, and Ms. Tanner.

•
The value associated with Mr. Herring's personal use of a country club membership, which membership is primarily used for corporate purposes, travel/transportation amounts reflecting air and ground costs associated with travel for Mr. Herring's spouse on a Company event as a co-host to the Company's scientific sales award winners in the amount of $18,387, and tax reimbursement payments for such travel of $7,676.

•
A reimbursement of $55,955 to Mr. Barr for relocation costs and an associated tax reimbursement of $32,855.

 2008 Grants of Plan-Based Awards Table

									All Other Stock Awards: # of Shares of Stock or Units (#)	All Other Option Awards: # of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
											Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Market Value ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph L. Herring			–	$785,000	$1,962,500	–	–	–	–	–	$–	$–
	2/21/08	(2)	–	–	–	–	13,800	27,600	–	–	–	1,123,320
	2/21/08	(3)	–	–	–	–	2,758	5,516	–	–	–	224,501
	2/21/08	(4)	–	–	–	–	4,004	8,008	–	–	–	325,926
	2/21/08	(5)	–	–	–	–	–	–	–	26,000	81.40	729,820
William E. Klitgaard			–	266,448	666,120	–	–	–	–	–	–	–
	2/21/08	(2)	–	–	–	–	3,600	7,200	–	–	–	293,040
	2/21/08	(3)	–	–	–	–	616	1,232	–	–	–	50,142
	2/21/08	(4)	–	–	–	–	990	1,980	–	–	–	80,586
	2/21/08	(5)		–	–	–	–	–	–	6,800	81.40	190,876
Wendel D. Barr			–	332,000	830,000	–	–	–	–	–	–	–
	2/21/08	(2)	–	–	–	–	3,800	7,600	–	–	–	309,320
	2/21/08	(3)	–	–	–	–	546	1,092	–	–	–	44,444
	2/21/08	(4)	–	–	–	–	990	1,980	–	–	–	80,586
	2/21/08	(5)	–	–	–	–	–	–	–	7,200	81.40	202,104
Richard F. Cimino			–	215,779	539,448	–	–	–	–	–	–	–
	2/21/08	(2)	–	–	–	–	2,400	4,800	–	–	–	195,360
	2/21/08	(3)	–	–	–	–	448	896	–	–	–	36,467
	2/21/08	(4)	–	–	–	–	990	1,980	–	–	–	80,586
	2/21/08	(5)	–	–	–	–	–	–	–	4,600	81.40	129,122
Deborah L. Tanner			–	210,000	525,000	–	–	–	–	–	–	–
	2/21/08	(2)	–	–	–	–	2,400	4,800	–	–	–	195,360
	2/21/08	(3)	–	–	–	–	518	1,036	–	–	–	42,165
	2/21/08	(4)	–	–	–	–	792	1,584	–	–	–	64,469
	2/21/08	(5)	–	–	–	–	–	–	–	4,600	81.40	129,122

(1)
The exercise price of the options is equal to the closing price on the date of grant as required by the 2007 Employee Equity Participation Plan.

(2)
The amounts shown reflect performance-based restricted stock granted for the first year of the 2008-2010 plan cycle, with payout ranging from 0-200% of target depending on performance in 2008.

(3)
The amounts shown reflect performance-based restricted stock granted for the second year of performance in the 2007-2009 plan cycle, with payout ranging from 0-20% of the final adjusted grant in 2007 depending on performance in 2008.

(4)
The amounts shown reflect performance-based restricted stock granted for the third year of performance in the 2006-2008 plan cycle, with payout ranging from 0-20% of the final adjusted grant in 2006 depending on performance in 2008.

(5)
The amounts shown reflect 2008 stock option grants at fair market value granted pursuant to the 2007 Employee Equity Participation Plan.

 2008 Outstanding Equity Awards at Fiscal Year-end Table

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joseph L. Herring
2008(2)	—	26,000	—	$81.40	02/20/18	—	$—	27,600	$1,270,428
2007(3)	—	—	—	—		27,580	1,269,507	5,516	253,901
2007(4)	11,166	22,334	—	62.65	02/21/17	33,500	1,542,005	—	—
2006(5)	20,600	10,300	—	56.18	02/22/16	—	—	8,008	368,608
2005	32,200	—	—	42.32	02/16/15	—	—	—	—
2004	35,650	—	—	29.69	02/24/14	—	—	—	—
2003	40,800	—	—	22.95	02/26/13	—	—	—	—
2002	37,150	—	—	17.43	02/20/12	—	—	—	—
2001	10,000	—	—	18.80	11/06/11	—	—	—	—
William E. Klitgaard
2008(2)	—	6,800	—	81.40	02/20/18	—	—	7,200	331,416
2007(3)	2,466	4,934	—	62.65	02/21/17	6,160	283,545	1,232	56,709
2006(5)	5,133	2,567	—	56.18	02/22/16	—	—	1,980	91,139
2005	9,000	—	—	42.32	02/16/15	—	—	—	—
2004	15,750	—	—	29.69	02/24/14	—	—	—	—
2003	18,000	—	—	22.95	02/26/13	—	—	—	—
2002	13,200	—	—	17.43	02/20/12	—	—	—	—
1999	10,000	—	—	27.44	02/24/09	—	—	—	—
Wendel D. Barr
2008(2)	—	7,200	—	81.40	02/20/18	—	—	7,600	349,828
2007(3)	2,233	4,467	—	62.65	02/21/17	5,460	251,324	1,092	50,265
2006(5)	5,133	2,567	—	56.18	02/22/16	—	—	1,980	91,139
2006(6)	—	—	—	—		17,802	819,426	—	—
2005	11,400	—	—	42.32	02/16/15	—	—	—	—
2004	14,000	—	—	29.69	02/24/14	—	—	—	—
2003	17,300	—	—	22.95	02/26/13	—	—	—	—
2002	13,000	—	—	17.43	02/20/12	—	—	—	—
2000	7,500	—	—	11.22	12/28/10	—	—	—	—
Richard F. Cimino
2008(2)	—	4,600	—	81.40	02/20/18	—	—	4,800	220,944
2007(3)	1,800	3,600	—	62.65	02/21/17	4,480	206,214	896	41,243
2006(5)	5,133	2,567	—	56.18	02/22/16	—	—	1,980	91,139
2006(7)	—	—	—	—		14,242	655,559	—	—
2005	9,100	—	—	42.32	02/16/15	—	—	—	—
2004	8,794	—	—	29.69	02/24/14	—	—		—
Deborah L. Tanner
2008(2)	—	4,600	—	81.40	02/20/18	—	—	4,800	220,944
2007(3)	2,133	4,267	—	62.65	02/21/17	5,180	238,435	1,036	47,687
2006(5)	4,133	2,067	—	56.18	02/22/16	—	—	1,584	72,912
2005	2,500	—	—	42.32	02/16/15	—	—	—	—
2004	3,200	—	—	29.69	02/24/14	—	—	—	—
2003	500	—	—	22.95	02/26/13	—	—	—	—

(1)
All unvested options vest at a rate of one third per year at the end of each of the first three years of the ten year option term except as indicated in the following table. The vesting date of each option is listed in the table below by expiration date.

Expiration Date		Vesting Date	Expiration Date		Vesting Date
02/20/18		02/21/11	02/26/13		02/27/06
02/21/17		02/22/10	02/26/13	*	02/27/05
02/22/16		02/23/09	02/20/12		02/21/05
02/16/15		02/17/08	02/20/12	**	02/21/04
02/16/15	*	02/17/07	11/06/11		11/07/04
02/24/14		02/25/07	12/28/10		12/29/02
02/24/14	*	02/25/06	02/24/09		02/25/01
*
Ms. Tanner's options vested on 02/17/07; 02/25/06; and 02/27/05.

**
Messrs. Barr and Cimino and Ms. Tanner's options vested on 02/21/04.

(2)
Number of shares shown in column (i) of this table reflects the maximum 200% of performance-based restricted shares that could be earned for the first year of performance in the 2008-2010 performance-based restricted stock cycle which will vest on December 20, 2010.

(3)
Number of shares shown in column (g) of this table reflects performance-based restricted stock earned for the first year of performance under the 2007-2009 performance based restricted stock cycle, while the unearned stock award shown in column (i) reflects the potential (20%) maximum performance based restricted stock that could be earned for the second year of performance in that cycle. All of these shares will vest on December 18, 2009.

(4)
Consists of 33,500 shares of restricted stock granted for retention purposes which are scheduled to vest on February 22, 2012.

(5)
Number of shares shown in column (i) of this table reflects the potential (20%) maximum performance based restricted stock that could be earned for the third year of performance in the 2006-2008 performance-based restricted stock cycle which shares vested on December 19, 2008.

(6)
Consists of 17,802 shares of restricted stock granted for retention purposes which are scheduled to vest on February 23, 2011.

(7)
Consists of 14,242 shares of restricted stock granted for retention purposes which are scheduled to vest on February 23, 2011.

        The table below shows option exercise and stock award vesting activity during the fiscal year ended December 31, 2008.

2008 Option Exercises & Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. Herring	50,000	$3,889,682	47,559	$2,111,251
William E. Klitgaard	-0-	-0-	11,895	533,157
Wendel D. Barr	-0-	-0-	12,165	555,297
Richard F. Cimino	6,206	424,263	11,907	534,141
Deborah L. Tanner	3,804	195,200	8,712	360,598

        The table below shows benefits that the Named Executives are entitled to under the Company's defined benefit plans.

 2008 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joseph L. Herring	Covance Supplemental Retirement Plan	9	$2,033,016	-0-
William E. Klitgaard	Covance Supplemental Retirement Plan	8	873,679	-0-
Wendel D. Barr	Covance Supplemental Retirement Plan	5	323,533	-0-
Richard F. Cimino	Covance Supplemental Retirement Plan	4	198,013	-0-
Deborah L. Tanner	Covance Supplemental Retirement Plan	3	137,051	-0-

(1)
Includes amounts which the Named Executive may not currently be entitled to receive.

Supplemental Executive Retirement Plan

        In December 1996, Covance adopted a nonqualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives in order to attract and retain a highly motivated executive workforce.

        Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for participants employed by Covance on January 1, 1997). Retirement benefits to be provided under the SERP will be based on 40% of an executive's final average earnings. The benefit for executives with less than 20 years of service would equal 2% (2.67% for participants employed by Covance on January 1, 1997) multiplied by years of service multiplied by final average earnings. The final average earnings is based upon the highest five consecutive years of compensation out of the executive's ten years of employment with Covance or any subsidiary thereof. Compensation is defined as the executive's annual salary plus bonuses.

        Participating executives may commence receiving reduced, early retirement benefits as early as age 55, provided they had attained five years of service under the plan. Benefits are reduced at the rate of 5% for each year commencement precedes age 60, up to a 25% reduction at age 55 and are increased at the rate of 5% for each year retirement is delayed following age 60.

        The normal form of payment under the SERP is a single lump sum payment payable on the later of six months following the participant's attainment of age 55 or six months after separation from service provided age is 55 plus 6 months.

Actuarial assumptions used to determine values in the Pension Benefits Table

        The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age (even if the participant is not yet eligible to do so). Actual benefit present values will vary from these estimates depending on many factors, including an executive's actual retirement age.

 Covance Inc. Supplemental Executive Retirement Plan Assumptions

	December 31, 2008	November 30, 2007
Discount rate	6.00%	5.75%
Form of payment	Lump sum	Lump sum
Lump sum interest rates
Annuity payments scheduled to be made within 5 years	6.72% (5.24% for lump sum payments in 2009)	4.92% (4.60% for lump sum payments in 2008)
Annuity payments scheduled to be made between 5 and 20 years from now	7.12% (5.692% for lump sum payments in 2009)	6.02% (4.82% for lump sum payments in 2008)
Annuity payments scheduled to be made beyond 20 years	6.36% (5.37% for lump sum payments in 2009)	6.47% (4.91% for lump sum payments in 2008)
Retirement age	Later of age 60 and current age	60
Termination and disability rates	none	none

Non-Qualified Deferred Compensation Table 2008

Name (a)	Executive contributions in last FY ($)(b)	Registrant contributions in last FY ($)(c)	Aggregate earnings in last FY ($)(d)	Aggregate withdrawals/ distributions ($)(e)	Aggregate balance at last FY ($)(f)
Joseph L. Herring	$73,063	$-0-	$-0-	$-0-	$52,833
William E. Klitgaard	-0-	-0-	-0-	-0-	-0-
Wendel D. Barr	-0-	-0-	-0-	-0-	-0-
Richard F. Cimino	-0-	-0-	-0-	-0-	-0-
Deborah L. Tanner	14,275	-0-	-0-	-0-	10,314

        The Board adopted a Non-Qualified Deferred Compensation Plan ("NQDC") effective January 1, 2008. The plan has been offered to approximately 80 senior management employees (including the Named Executives). The plan is intended to provide this group of employees with an opportunity to defer compensation in addition to amounts permitted under the Covance qualified 401(k) Plan. No contributions were made by Covance on the amounts deferred by the Named Executives and no earnings were realized on the amounts deferred therefore no amount is reflected with respect to the NQDC plan in the Summary Compensation Table for 2008.

        Under the NQDC Plan, participants are now allowed to defer up to 50% of their base salary and 70% of their bonus in any given year. Participants in the NQDC are subject to certain contributions and earnings limits under the Internal Revenue Code. Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. However, senior officers who participate in the SERP, which includes all of the Named Executives, are not eligible to receive a match for any deferrals into the NQDC plan. Amounts deferred under the NQDC are deemed invested in one of the investment choices available in Covance's 401(k) Plan as selected by the participant. Earnings on these investments are market earnings and there are no provisions for guaranteed rates of return. All amounts in a participant's NQDC account are unfunded and remain assets of the Company until paid out. Amounts deferred may be paid out six months after the participant's separation from service with the Company or at some other point as designated in advance by the participant.

 2008 Termination Scenarios

	Joseph L. Herring		William E. Klitgaard		Wendel D. Barr		Richard F. Cimino		Deborah L. Tanner
Benefit(1)	Without Cause ($)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)
Salary and Annual Cash Incentive	$2,255,000	$4,560,000	$647,088	$1,941,264	$747,000	$2,241,000	$524,035	$1,572,106	$510,000	$1,530,000
Equity
Unvested Restricted Stock	-	1,542,005	-	-	-	819,426	-	655,559	-	-
Unvested Performance—Based Restricted Stock	-	1,904,721	-	449,253	-	426,238	-	316,686	-	348,907
Unvested Options	-	-	-	-	-	-	-	-	-	-
Equity Total	-	3,446,726	-	449,253	-	1,245,664	-	972,246	-	348,907
Other Benefits(3)
Health & Welfare	40,832	61,248	68,358	102,537	40,217	60,326	40,014	60,021	39,996	59,995
Outplacement	50,000	50,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Perquisites	45,680	68,520	18,840	56,520	22,840	68,520	18,840	56,520	18,840	56,520
Tax Gross-Ups	-	-	-	-	-	-	-	757,336	-	753,967
Other Benefits Total	136,512	179,768	117,198	189,057	93,057	158,846	88,854	903,877	88,836	900,482
Total(3)	2,391,512	8,186,494	764,286	2,579,574	840,057	3,645,510	612,889	3,448,229	598,836	2,779,389

(1)
All values reflected in the table assume a termination date of December 31, 2008; and where applicable reflect the closing price of Covance stock on that day of $46.03. All amounts reflect the incremental value (excluding the value of retirement benefits upon termination, which are detailed in the table below) to each of the Named Executives in the event of a termination and do not include the value of any equity vested and earned prior to December 31, 2008. All values reflect (in the event of involuntary termination and change-in-control) the maximum incremental amount payable to each of the Named Executives in the event of such a termination on December 31, 2008. No incremental value is payable to the Named Executives in the event of termination for cause or voluntary termination.

(2)
In addition to the cash severance noted, if an officer other than the CEO has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay the officer his or her salary for one additional year.

(3)
The Named Executives would also be entitled to the retirement plan benefits set forth in the table below.

2008 Termination Scenarios—Defined Benefit Plan Benefits

Name	Plan Name	Voluntary For Cause Without Cause ($)	Death ($)	Disability ($)	Change in Control ($)
Joseph L. Herring	Covance Supplemental Retirement Plan(1)	$2,639,053	$1,265,835	$3,381,714	$4,061,565
William E. Klitgaard	Covance Supplemental Retirement Plan(1)	1,015,908	512,218	1,262,385	1,731,662
Wendel D. Barr	Covance Supplemental Retirement Plan(1)	-	206,502	785,965	687,273
Richard F. Cimino	Covance Supplemental Retirement Plan(1)	-	125,006	421,928	445,710
Deborah L. Tanner	Covance Supplemental Retirement Plan(1)	-	87,986	354,635	368,985

(1)
Voluntary Termination and Termination With or Without Cause.    Once vested, Named Executives are eligible to receive benefits under the SERP. Benefits vest in the SERP upon attaining five years of service. Executives terminating employment shall receive their benefit in the form of a lump sum payment at the later of age 55 or age at termination of employment, but in no event shall the distribution be made less than six months from such date or event. In 2007 amendments to the SERP were adopted in order to comply with section 409A of the Internal Revenue Code.

Messrs. Herring and Klitgaard are fully vested in their SERP benefit. No benefits would be payable to the other Named Executives, as they were not vested as of December 31, 2008. Benefits shown for Mr. Herring are payable in the form of a lump sum payment at age 55. The benefit shown for Mr. Klitgaard is payable as a lump sum as of July 1, 2009.

Death. Death benefits are payable to the spouse of married participants as a lump sum payment as soon as administratively feasible after the participant's death. The lump sum shown is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

Participants who are not married, but have surviving children are eligible for an immediate lump sum payment as soon as administratively feasible after the participant's death. The lump sum is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

No death benefits are payable to unmarried participants without surviving children.

Disability. Executives immediately vest in their accrued benefit upon becoming disabled. Benefits are payable in the form of a lump sum payment at the later of the executive's separation from service or 65. Benefits shown in the above table are payable at age 65.

Termination Due to a Change-In-Control. Upon an eligible termination of employment resulting from a change-in-control, payment under the SERP shall be a lump sum of the participant's enhanced SERP benefit payable 6 months from separation from service. The enhanced benefit is calculated by providing the participant with an extra three years of service and three years of age under the SERP for purposes of both vesting in and determining the amount of benefits payable under the SERP.

The lump sum is based upon the reduced early retirement benefit if the executive satisfies the conditions for early retirement after applying the extra three years of age and service. If the executive does not satisfy the conditions for early retirement after adding the three extra years of age and service, the lump sum is based on the accrued benefit, deferred to age 55.

Termination and Change of Control Arrangements

        As reflected in the Termination Scenarios Table, pursuant to an agreement dated December 31, 2008 between Covance and Mr. Herring, Mr. Herring shall be entitled to (i) two times his annual base compensation, and (ii) variable compensation for one year at his most recent target level in the event he is terminated for reasons other than cause. Mr. Herring is also entitled to two years continuation of health benefits. Covance has also entered into agreements which provide Mr. Barr and each of its Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus variable compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If Mr. Barr or a Corporate Senior Vice President has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay such officer his or her salary for one additional year. These payments would be made under Covance's normal payroll schedule. All such executive officers will also be entitled to health benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years.

        Covance will also provide to Mr. Herring, Mr. Barr and the Corporate Senior Vice Presidents, upon the termination of employment by Covance other than for cause, or a constructive termination, as defined in the agreements, of such executive, during the twenty-four months following a change in control of

Covance, compensation equal to (i) three times the annual base salary in effect on the termination date, and (ii) three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. In addition, the executive is entitled to receive a payment in an amount sufficient to make him or her whole for any federal excise tax on excess parachute payments. Such payments shall be made in a lump sum. Such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his or her employment with Covance for any reason between the twelfth and thirteenth months following a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of stock of the Company that, together with stock already held by such person constitutes more than 50% of the outstanding stock of the Company; the acquisition by a person during a twelve month period of 30% or more of the voting stock of Covance; a majority of the members of the Board are replaced during any 12 month period; or the acquisition by any person of assets from the Company equal to or more than 40% of the total fair market value of the Company's assets.

PROPOSAL TWO
Ratification of the Appointment of
Independent Registered Public Accounting Firm

        Our Audit Committee, pursuant to its charter, has appointed E&Y as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries and the Company's effectiveness of internal control over financial reporting for the year ending December 31, 2009.

        While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and our Board of Directors are requesting, as a matter of policy, that the shareholders ratify the appointment of E&Y as the Company's principal independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain E&Y or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. The Audit Committee oversees the performance of E&Y and would apply knowledge gained from this oversight in exercising this discretion.

        E&Y has served as independent auditors to the Company since 2001. E&Y's long-term knowledge of the Company has enabled it to perform its audits with effectiveness and efficiency.

        Ratification of E&Y as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the ratification of E&Y as the Company's independent registered public accounting firm.

        A representative of E&Y is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The Board of Directors recommends that Shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009.

 PROPOSAL THREE
Shareholder Proposal

        The below resolution is sponsored by People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, VA 23510.

Report on Animal Welfare Act Violations

        RESOLVED, that the Board report to shareholders annually on the measures it is taking to resolve, correct, and prevent further U.S. Department of Agriculture (USDA) citations for violations of the Animal Welfare Act.

Supporting Statement

        The Animal Welfare Act is the only U.S. federal law that provides minimal protections for some animals used in research. The USDA is charged with enforcing the Act through its Animal and Plant Health Inspection Service (APHIS). When APHIS conducts an inspection of a research facility, it issues an inspection report detailing any violations that the inspector observed.

        In six inspections that APHIS conducted of six Covance facilities from January 2005 to February 2006, multiple violations were noted in each inspection. The violations ranged from inadequate veterinary care for dogs, monkeys, and rabbits and inadequate pain relief for animals used in invasive studies to physical abuse of animals. Some of the violations that APHIS inspectors observed include the following:

  •
  Attending veterinarians at several Covance facilities did not ensure adequate veterinary care for animals. In one study, a monkey was suffering from an infected, draining lesion on his abdomen, but the veterinarian was not allowed to euthanize the animal when it was deemed necessary. In another study, a monkey with a broken leg was deprived of veterinary care and suffered for four days before he was euthanized. In yet another study, a monkey with a severe skin condition that included necrosis of her tail suffered for six days before she was finally euthanized.

  •
  Covance failed to house nonhuman primates in pairs or groups, forcing these social animals to spend their lives alone in small cages without any companionship. PETA's investigator videotaped monkeys who were circling frantically in their cages, pulling out their hair, and chewing at their own flesh—stereotypic behaviors indicative of severe mental trauma resulting from the barren environments that these intelligent animals were forced to live in. The USDA noted that Covance failed to put in place "an effective mechanism for identifying, documenting, and addressing animals displaying signs of psychological distress."

  •
  Dogs had "chronic food restrictive devices implanted" in their bodies, and according to the USDA report, "A dog on this study identified as 'CVRRIFE' when brought into the institution at 7 months of age weighed 19.3 kg. The restrictive device was placed in the animal on October 21, 2004, and on December 2, 2004, the animal was sent to the holding facility weighing 14.4 kg. [The dog] was returned to Covance on December 28, 2004, weighing 13.5 kg..." Despite the fact that the dog known as CVRRIFE lost 30 percent of her body weight during Covance's study, the USDA report notes, "There was no documented medical care provided to the animal for the significant weight loss."

The foregoing facts contradict Covance's claim that the company treats "animals with the respect that they deserve" and works to "reduce discomfort or stress to animals" in its care. We urge your support for this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

        This proposal is not in the interests of the shareholders for these reasons:

  1.
  Covance already has a strong commitment to animal welfare. In the last 15 months Covance facilities have undergone more than ten unannounced inspections by the US Department of Agriculture Animal and Plant Health Inspection Service ("USDA APHIS"). Every one of these inspections concluded with not even a single finding of noncompliance. Covance has a similarly strong record of animal welfare outside the United States.

  2.
  PETA's statement in support of its proposal is inaccurate and misleading.

  3.
  Covance believes that this proposal is merely an attempt to advance PETA's extreme political agenda of eliminating all medical research involving animals, even in life-saving circumstances or circumstances that benefit animals themselves and to harm Covance's business.

        Accordingly, the proposal would do nothing to advance animal welfare and would merely imply support of an extremist political agenda that is not in the interests of the shareholders.

        First, Covance has a strong and long-standing commitment to animal welfare. Animal testing is highly regulated by federal agencies such as the USDA APHIS and the Food and Drug Administration ("FDA") under the U.S. Animal Welfare Act and under similar rules (in some cases, even more stringent) in other countries where Covance has animal research facilities. For instance, in the last fifteen months Covance facilities have been inspected by the USDA APHIS more than ten times and not one of these inspections resulted in even a single finding of noncompliance. As stated in Covance's Code of Respect for Animals in Research and Development, "As one of the world's leading providers of preclinical drug development services and other services to advance safety, we accept both the legal and the moral obligation to be a leader in assuring that animals in our care are treated in accordance with all applicable rules and with high standards of respect and compassion." Covance's entire Code of Respect for Animals is available on our website at www.covance.com. All Covance animal research facilities have veterinarians and other staff committed to assuring animal welfare, and the Company has a strong record for many years of both compliance with applicable law and regulation and utilization of enrichment activities for animals that go beyond applicable rules. Also, all Covance animal research facilities worldwide are accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC), a recognized independent accreditation authority overseeing animal care.

        Second, PETA's supporting statement is inaccurate and misleading. Covance's early development facilities are regularly inspected by the USDA APHIS as part of its regular practice applied to all animal research facilities. Contrary to PETA's statement, during the period from January 2005 to February 2006, numerous unannounced inspections of Covance's facilities by USDA APHIS resulted in no findings, and Covance strongly disagrees with PETA's description of the findings it does reference. For example, in the finding concerning weight loss by a dog, PETA omits the fact that the study was intended to result in weight loss as part of the medical research and that the weight loss did not cause any medical distress for the dog involved. Of course, in a company with approximately 10,000 employees, errors can be made on occasion, but Covance has a strong record on continuous improvement, of disciplinary action when appropriate for a failure in animal care, and of correcting any problems as evidenced by Covance's very strong recent inspection record.

        Third, PETA's proposal is designed to advance a political agenda that is diametrically opposed to the interests of the Company, its shareholders and to the overall good of the public. PETA's goal is the complete and immediate abolition of all medical tests and research involving animals. In the words of PETA's founder and President, any medical research on animals is "totally immoral."1 She has also said: "Even if animal tests produced a cure for AIDS, we'd be against it."2 Covance does not believe that

(1)
ABC News Program "20/20" (Feb. 7, 2003).

(2)
Vogue Magazine (September 1, 1989).

most shareholders or other members of the public agree with these views. Animal research is required by legal regulation and is ethically appropriate before new medicines are tested on human beings. The result is life-saving new medicines that benefit both humans and animals, and Covance is proud that this research is an important part of our business model.

        PETA has a history of targeting Covance in an effort to harm the company and its shareholders. For example, in 2004, PETA had an operative gain employment at a Covance facility under false pretense in order to gain confidential information about Covance in violation of the employee's confidential agreement. Covance filed a successful lawsuit against PETA and the operative, which concluded with PETA agreeing to forego further infiltration of Covance and to a court order confirming this bar on infiltration by the Circuit Court for the County of Fairfax, Virginia. Copies of the agreement and court order may be accessed at www.covance.com. PETA's shareholder proposal is just another step in PETA's ongoing effort to harm Covance in particular and life-saving medical research in general.

        AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

 PROPOSALS OF SHAREHOLDERS
FOR 2010 ANNUAL MEETING

        Proposals submitted by shareholders for inclusion in the Proxy Statement for the 2010 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 25, 2009. Please address your proposals to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate Directors for election, or present other business before the shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after February 5, 2010, and not before January 6, 2010. If the Annual Meeting of 2010 is advanced by more than 30 days or delayed by more than 60 days from May 7, 2010, the anniversary date of this year's Annual Meeting, you must send notice not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

OTHER INFORMATION

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Present and former officers, Directors and other employees of Covance may solicit proxies by telephone, facsimile or mail, or by meetings with shareholders or their representatives. Covance will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. Covance has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $12,000, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by Covance.

        A copy of Covance's 2008 Annual Report to Shareholders is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the 2008 Annual Report to Shareholders, please write to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary at

Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233 to request a copy. In addition, a copy of Covance's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2008, as filed with the SEC is posted on Covance's website at www.covance.com and is also available without charge upon written request.

                      By Order of the Board of Directors

                      James W. Lovett
                      Corporate Senior Vice President,
                      General Counsel and Secretary

Dated: March 25, 2009

        SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

COVANCE INC.

This Proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on May 7, 2009

        The undersigned appoints Joseph L. Herring, William E. Klitgaard and James W. Lovett proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Thursday, May 7, 2009 at 8:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposal 2 and AGAINST Proposal 3. This proxy will also authorize the above individuals to utilize their discretion in voting on other matters that may properly come before the meeting.

        The Board of Directors recommends a vote FOR the election of Directors and FOR Proposal 2 and AGAINST Proposal 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

Covance Inc. 2009 Annual Meeting of Shareholders May 7, 2009, 8 a.m., local time The Canterbury Hotel, 123 South Illinois Street, Indianapolis, Indiana
AN ADMISSION TICKET AND GOVERNMENT ISSUED PICTURE IDENTIFICATION WILL BE REQUIRED TO ATTEND THE MEETING.

The Board of Directors recommends a vote FOR ALL nominees and FOR item 2 and AGAINST item 3.
1.	Election of Directors
		For	Withhold	For All
		All	All	Except
Robert Barchi, M.D., Ph.D. Sandra L. Helton Joseph C. Scodari
(Except nominee(s) written below)

		For	Against	Abstain
The Board of Directors recommends a vote FOR Item 2.
2.	Ratification of Appointment of Ernst & Young LLC for the fiscal year 2009.
The Board of Directors recommends a vote AGAINST Item 3.
3.	Shareholder Proposal submitted by PETA to require annual reports by the Board of Directors pertaining to citations under the Animal Welfare Act.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

Dated:	, 2009

Signature(s)

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

An admission ticket and government issued picture identification will be required to enter the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

You may obtain the Annual Meeting ticket by writing to:

Secretary, Covance Inc., 210 Carnegie Center, Princeton, NJ 08540

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2009. The Proxy Statement and the Annual Report are available on Covance's website at www.covance.com/investors.

QuickLinks

PROXY STATEMENT
2009 Annual Meeting of Shareholders May 7, 2009
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2009
This Proxy Statement and the Annual Report are available on Covance Inc.'s website at www.covance.com/investors .
General Information
PROPOSAL ONE Election of Class III Directors
Stock Ownership of Directors, Executive Officers and Certain Shareholders
CORPORATE GOVERNANCE The Board of Directors and its Committees
Director Independence
COMMITTEES OF THE BOARD
Audit and Finance Committee
Compensation and Organization Committee
Corporate Governance Committee
Related Party Transactions
Board Nomination Process
Contacting the Board of Directors
Website Access to Covance Corporate Governance Documents
DIRECTOR COMPENSATION
2008 Director Compensation Table
Report of the Audit and Finance Committee
PRINCIPAL ACCOUNTANT FEES AND SERVICES
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Report of the Compensation and Organization Committee on Executive Compensation
EXECUTIVE COMPENSATION TABLES
2008 Summary Compensation Table
2008 Grants of Plan-Based Awards Table
2008 Outstanding Equity Awards at Fiscal Year-end Table
2008 Option Exercises & Stock Vested Table
2008 Pension Benefits Table
Covance Inc. Supplemental Executive Retirement Plan Assumptions
Non-Qualified Deferred Compensation Table 2008
2008 Termination Scenarios
2008 Termination Scenarios—Defined Benefit Plan Benefits
PROPOSAL TWO Ratification of the Appointment of Independent Registered Public Accounting Firm
PROPOSAL THREE Shareholder Proposal
PROPOSALS OF SHAREHOLDERS FOR 2010 ANNUAL MEETING
OTHER INFORMATION